Exhibit 5.1

DURHAM JONES & PINEGAR, P.C. 192 East 200 North, Third Floor St. George, Utah 84770-2879 435.674.0400 435.628.1610 Fax www.djplaw.com

July 31, 2019

Alphatec Holdings, Inc.

5818 El Camino Real

Carlsbad, CA 92008

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Alphatec Holdings, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 with the Securities and Exchange Commission (the “Commission”) on July 31, 2019 pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Rule 462(b) Registration Statement”). The Rule 462(b) Registration Statement incorporates by reference the contents of the Registration Statement on Form S-3 (File No. 333-221085) originally filed by the Company with the Commission on October 24, 2017 (the “Registration Statement”), and declared effective on December 13, 2018, including the prospectus which forms a part of such Registration Statement (the “Prospectus”), as supplemented from time to time by one or more prospectus supplements. The Rule 462(b) Registration Statement covers an underwritten public offering of up to $8,000,000 in shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share. The Shares are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein only as to the General Corporation Law of the State of Delaware, as amended, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company, and when issued and sold in the manner described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

Alphatec Holdings, Inc.

July 31, 2019

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. This opinion letter is rendered to you as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even if the change may affect the legal analysis, legal conclusion or other matters in this opinion letter.

We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/S/ DURHAM JONES & PINEGAR, P.C.